UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 8, 2011

NetApp, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-27130	77-0307520
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

495 East Java Drive

Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)

(408) 822-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

After market close on July 8, 2011, NetApp, Inc. (the “Company”) entered into a collared accelerated share repurchase agreement (the “ASR Contract”) with Bank of America, N.A. (“Bank of America”), under which the Company will repurchase approximately $200,000,000 of its shares of common stock, the final number of shares subject to adjustment described below. The Company will acquire these common shares under the existing share repurchase program authorized by its Board of Directors.

Pursuant to the ASR Contract, the Company paid $200,000,000 to Bank of America on July 11, 2011. Shares will be delivered to the Company over the term of the ASR Contract, which is expected to end no later than November 25, 2011. The exact number of shares to be repurchased generally will be determined by the average of the daily volume weighted average prices of shares traded during the term of the agreement, subject to collar provisions that will establish minimum and maximum numbers of shares to be repurchased.

The ASR Contract contains the principal terms and provisions governing the accelerated share repurchase, including, but not limited to, the mechanism used to determine the number of shares that will be delivered, the required timing of delivery of the shares, the circumstances under which Bank of America is permitted to make adjustments to valuation periods and various acknowledgements, representations and warranties made by the Company and Bank of America to one another.

The foregoing description of the ASR Contract is a summary and is qualified in its entirety by the terms of the ASR Contract, a copy of which will be filed with the Company’s next quarterly report on Form 10-Q.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided under Item 1.01 above is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETAPP, INC.

Date: July 11, 2011	By:	/s/ STEVEN J. GOMO
Steven J. Gomo
Chief Financial Officer